EXHIBIT 99.1

Educational Development Corporation Announces Seventh Amendment to Loan Agreement Which Allows Company to Pay Dividends

TULSA, Okla., Feb. 22, 2018 (GLOBE NEWSWIRE) -- Educational Development Corporation (“EDC”) (NASDAQ:EDUC) (http://www.edcpub.com) today announced the execution of the Seventh Amendment to Loan Agreement.

Randall White, CEO of Educational Development Corporation, announced that the Company has executed the Seventh Amendment to the Loan Agreement with its primary lender.  The Amendment modifies the existing loan agreement to allow the Company to reinstate its past practice of paying dividends, subject to certain limiting restrictions.

Per Mr. White, “During the past twenty-four months we have executed several amendments to our Loan Agreement with our bank to provide the needed working capital borrowings to fund our rapid growth.  Certain restrictions were made with each increased borrowing amount; such as the agreement to discontinue paying dividends, which was made with the Fourth Amendment a year ago.   Since that time, we have made several operational and working capital improvements that have culminated in our lender’s willingness to release the dividend suspension.  We are very pleased with the continuing improvements in operations, our ability to ship out our incoming orders without delays and our increased bottom line profitability."

Mr. White continued, “We will continue to evaluate our working capital needs based on our sales growth projections and monitor the timing of reinstating dividend payments to our shareholders."

About Educational Development Corporation
EDC is a publishing company specializing in books for children. EDC is the sole American distributor of the UK-based Usborne Books and owns Kane Miller Books, specializing in children’s literature from around the world. EDC’s current catalog contains over 2,300 titles, with new additions semi-annually. Both Usborne and Kane Miller products are sold via retail outlets and by direct sales consultants nationally.

Contact:
            Educational Development Corporation
            Randall White, (918) 622-4522